Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
July 27, 2004

MIDWEST AIR GROUP REPORTS SECOND QUARTER RESULTS

Summary: Second Quarter 2004 vs. Second Quarter 2003

•	Operating revenue increased 10% to $106.9 million
•	Operating loss of $2.9 million
•	Net loss of $3.5 million, a loss of $0.20 per share
•	Higher fuel prices negatively impacted operating results by $5.9 million, or $0.33 per share

Milwaukee, Wisconsin, July 27, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported financial results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations. Company management will discuss the results in a conference call with industry analysts and institutional investors at 1 p.m. Central time on Tuesday, July 27. The discussion will be available simultaneously in a listen-only mode and for at least the following 30 days at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MEH&script=2100.

“We realized a 10% increase in revenue and continued to reduce non-fuel unit costs in the quarter. Additionally, both Midwest Airlines Saver Service and Midwest Connect contributed positively to our results,” said Timothy E. Hoeksema, chairman and chief executive officer. “Unfortunately, our efforts to return to profitability were thwarted by escalating fuel prices and the continuing poor revenue yield environment.”

Comparing second quarter 2004 to second quarter 2003, operating revenue increased 10.3% to $106.9 million. Operating results improved 47.8% to a $2.9 million loss from a $5.6 million loss, while net results fell to a $3.5 million loss from $3.6 million income in the same quarter a year ago. Per share results fell to a $0.20 loss from $0.23 income in the second quarter of 2003. Second quarter 2003 results include $11.4 million (pre-tax) of income related to government reimbursement of security costs and $4.6 million (pre-tax) of costs associated with DC-9 aircraft disposition. Due to accumulated losses, Midwest Air Group stopped recording income tax benefit on current and future book losses beginning with second quarter 2004 results.

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Year to date, operating revenue increased 9.0% to $208.2 million. Operating results improved 44.1% to a $13.1 million loss from a $23.5 million loss in 2003, while net results fell to a $10.3 million loss from an $8.2 million loss in the first six months last year. Results per share fell to a $0.59 loss from a $0.53 loss in the first half of 2003. First half 2004 results include $1.2 million (pre-tax) in aircraft disposition costs; first half 2003 results include $11.4 million (pre-tax) income in security cost reimbursements and $4.6 million (pre-tax) in aircraft disposition costs.

At Midwest Airlines, revenue per scheduled service available seat mile decreased 12.5% in the quarter; a 0.8 percentage point increase in load factor could not offset a 13.4% decrease in revenue yield. Load factor improved despite a 27.9% increase in capacity, while yields were adversely impacted by lower business fares, the overall depressed pricing environment, increased competition and the effects of lower-yield Saver Service. Saver Service accounted for 44% of capacity in the quarter.

Midwest Airlines’ per-gallon fuel costs increased 33.3% in the quarter from a year earlier. Into-plane fuel prices were $1.23 per gallon, up $0.31 per gallon, resulting in a $5.1 million (pre-tax) unfavorable price variance and increasing per share loss by $0.29 compared with the prior year.

Cost per available seat mile (unit costs) at Midwest Airlines decreased 15.8% (20.5% holding fuel price constant) compared with second quarter 2003, due to the introduction of lower-unit cost Saver Service and cost-reduction initiatives, as well as a reduction in aircraft disposition costs.

At Midwest Connect, revenue per scheduled service available seat mile increased 24.1% in the quarter. Capacity decreased 13.5% as schedule changes were implemented to reduce average flight lengths on the regional jet aircraft and better align capacity with demand. These changes were the primary drivers of a 3.4 percentage point improvement in load factor and a 16.6% increase in revenue yield. Cost per available seat mile increased 15.8% (11.0% holding fuel price constant) compared with second quarter 2003, as cost reduction initiatives were offset by the impact of the capacity decline and shorter flight lengths. Midwest Connect into-plane fuel prices were $1.27 per gallon in the second quarter, up $0.28 per gallon, generating an unfavorable $0.8 million (pre-tax) price variance and increasing per share loss by $0.04 compared with the prior year.

Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to track changes in cost absent fuel price volatility. (See reconciliation table.)

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During the quarter, Midwest Airlines placed into service one additional Boeing 717 aircraft and completed the phase-out of its DC-9 fleet. Midwest Connect removed two Beech 1900D aircraft from service and terminated the associated leases.

The company ended the quarter with $103.2 million in unrestricted cash, compared with $101.3 million at March 31, 2004. Capital spending in the quarter totaled $1.8 million and was primarily associated with the acquisition of additional spare aircraft parts. The company projects total 2004 capital spending at $7.0 million.

In the second quarter:

•	Midwest Airlines celebrated its 20th anniversary on June 11 with a nostalgic look at its humble beginnings and a renewed sense of optimism going forward. The airline took to the skies with 83 employees and two aircraft flying to four cities. Today, Midwest Airlines and its regional carrier Midwest Connect employ 3,000 people, operate 50 aircraft and fly to 49 cities, offering traditional Signature Service, Saver Service with low-fare flights to leisure destinations, and regional Midwest Connect service.
•	Midwest Airlines placed an additional Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 15.
•	Readers of Travel+Leisure magazine honored Midwest Airlines as “Top Domestic Airline for Service” for 2004 – an award the airline has won both years it has been given.
•	Midwest Airlines was awarded the Diamond award in the Federal Aviation Administration’s Aviation Maintenance Technician awards program. Midwest has received the award, which recognizes exemplary training of maintenance technicians, for four consecutive years.
•	In separate elections, Midwest Airlines mechanics and related employees and Midwest Airlines stock clerks voted to reject union representation.
•	In recognition of Midwest Airlines’ service to the community, the Downtown Exchange Club of Milwaukee dedicated a Freedom Shrine at General Mitchell International Airport, on display at Gate D-39 – the departure point for most Midwest Airlines flights to Ronald Reagan Washington National Airport. The shrine is a permanently mounted collection of important historic American documents.
•	Skyway Airlines confirmed that it was in discussions with Delta Air Lines, Inc. to operate the Fairchild 328JET fleet of Delta Connection, Inc. The discussions are a step toward expansion of Skyway’s business model to operate aircraft for airlines in addition to Midwest Airlines.
•	The U.S. Department of Transportation accepted Skyway Airlines’ bid to provide Essential Air Service between Milwaukee and Escanaba, Mich. Skyway currently provides service in this market; the DOT order is retroactive to August 2003.

In the third quarter:

•	On July 1, Midwest Airlines implemented its most significant schedule enhancement since September 11, 2001. Extensive frequency additions impacted key business markets and significantly improved the total number of connection opportunities to other Midwest flights.
•	On July 12, Travel+Leisure named Midwest Airlines “Best Domestic Airline”in its 2004 World’s Best Awards competition. Midwest Airlines has won the coveted title six of the nine years it has been awarded.
•	In September, Midwest Airlines will acquire its 16th Boeing 717 aircraft.

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“We are focused on returning to profitability,” Hoeksema concluded. “Our balanced efforts to increase revenue, lower costs and retain our liquidity position will allow us to provide shareholders with the increased value they desire, while continuing to provide our customers with the superior service they expect.”

Celebrating 20 years of providing customers with “The best care in the air,” Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 49 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to successful negotiation of arrangements, uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2004	2003	% Change
Operating revenues:
Passenger service	$92,313	$83,147	11.0%
Cargo	1,233	1,252	(1.5%)
Other	13,347	12,499	6.8%

Total operating revenues	106,893	96,898	10.3%

Operating expenses:
Salaries, wages and benefits	35,061	34,742	0.9%
Aircraft fuel and oil	24,547	18,270	34.4%
Commissions	2,671	2,820	(5.3%)
Dining services	1,847	1,451	27.3%
Station rental, landing and other fees	9,567	8,354	14.5%
Aircraft maintenance materials and repairs	10,101	7,297	38.4%
Depreciation and amortization	4,346	5,487	(20.8%)
Aircraft rentals	9,434	12,307	(23.3%)
Other	12,220	11,725	4.2%

Total operating expenses	109,794	102,453	7.2%

Operating loss	(2,901)	(5,555)	(47.8%)

Other (expense) income:
Interest income	387	176	119.9%
Interest expense	(946)	(499)	89.6%
Other, net	(4)	11,432	n.m.

Total other (expense) income	(563)	11,109	n.m.

(Loss) income before income tax provision	(3,464)	5,554	n.m.
Income tax provision	7	1,944	n.m.

Net (loss) income	$(3,471)	$3,610	n.m.

(Loss) income per common share – basic	$(0.20)	$0.23	n.m.

(Loss) income per common share – diluted	$(0.20)	$0.23	n.m.

Weighted average shares – basic	17,417,911	15,516,279
Weighted average shares – diluted	17,417,911	15,538,228

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2004	2003	% Change
Operating revenues:
Passenger service	$176,244	$163,076	8.1%
Cargo	2,296	2,536	(9.5%)
Other	29,663	25,344	17.0%

Total operating revenues	208,203	190,956	9.0%

Operating expenses:
Salaries, wages and benefits	70,119	73,725	(4.9%)
Aircraft fuel and oil	49,094	42,990	14.2%
Commissions	5,113	6,201	(17.5%)
Dining services	3,809	4,713	(19.2%)
Station rental, landing and other fees	20,569	19,535	5.3%
Aircraft maintenance materials and repairs	18,736	15,234	23.0%
Depreciation and amortization	8,867	10,844	(18.2%)
Aircraft rentals	19,289	18,709	3.1%
Other	25,722	22,482	14.4%

Total operating expenses	221,318	214,433	3.2%

Operating loss	(13,115)	(23,477)	(44.1%)

Other (expense) income:
Interest income	737	480	53.5%
Interest expense	(1,889)	(987)	91.4%
Other, net	(8)	11,431	n.m.

Total other (expense) income	(1,160)	10,924	n.m.

Loss before income tax credit	(14,275)	(12,553)	13.7%
Income tax credit	(3,940)	(4,393)	(10.3%)

Net loss	$(10,335)	$(8,160)	26.7%

Loss per common share – basic	$(0.59)	$(0.53)	11.3%

Loss per common share – diluted	$(0.59)	$(0.53)	11.3%

Weighted average shares – basic	17,411,900	15,514,299
Weighted average shares – diluted	17,411,900	15,514,299

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended June 30,
	2004	2003	% Change
Midwest Airlines
Cost per available seat mile (CASM)	$0.1009	$0.1199	(15.8%)
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0056)	N/A

CASM holding fuel rate constant	$0.0953	$0.1199	(20.5%)

Midwest Connect
Cost per available seat mile	$0.2192	$0.1893	15.8%
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0091)	N/A

CASM holding fuel rate constant	$0.2101	$0.1893	11.0%

Midwest Air Group, Inc.
Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	% Change		2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	578,547	463,968	24.7		1,131,755	918,691	23.2
Scheduled Service Revenue Passenger
Miles (000s)	595,860	460,130	29.5		1,179,937	928,870	27.0
Scheduled Service Available Seat
Miles (000s)	877,531	686,161	27.9		1,795,313	1,453,912	23.5
Total Available Seat Miles (000s)	908,496	703,921	29.1		1,875,815	1,487,576	26.1
Load Factor (%)	67.9%	67.1%	0.8	pts.	65.7%	63.9%	1.8	pts.
Revenue Yield	$0.1227	$0.1417	(13.4)		$0.1194	$0.1398	(14.6)
Revenue per Schd. Svc. ASM (1)	$0.0871	$0.0995	(12.5)		$0.0821	$0.0935	(12.2)
Total Cost per Total ASM	$0.1009	$0.1199	(15.8)		$0.0984	$0.1184	(16.9)
Average Passenger Trip Length (miles)	1,030	992	3.9		1,043	1,011	3.1
Number of Flights	9,194	8,818	4.3		18,701	19,035	(1.8)
Into-plane Fuel Cost per Gallon	$1.232	$0.924	33.3		$1.200	$1.020	17.6
Full-time Equivalent Employees at
End of Period	2,008	1,965	2.2		2,008	1,965	2.2
Aircraft in Service at End of Period	28	29	(3.4)		28	29	(3.4)
Midwest Connect Operations
Origin & Destination Passengers	169,822	148,738	14.2		320,733	282,515	13.5
Scheduled Service Revenue Passenger
Miles (000s)	51,002	55,500	(8.1)		93,037	101,469	(8.3)
Scheduled Service Available Seat
Miles (000s)	88,725	102,547	(13.5)		174,027	203,279	(14.4)
Total Available Seat Miles (000s)	88,725	102,562	(13.5)		174,027	203,337	(14.4)
Load Factor (%)	57.5%	54.1%	3.4	pts.	53.5%	49.9%	3.6	pts.
Revenue Yield	$0.3770	$0.3232	16.6		$0.3796	$0.3277	15.8
Revenue per Schd. Svc. ASM (1)	$0.2222	$0.1790	24.1		$0.2086	$0.1675	24.5
Total Cost per Total ASM	$0.2192	$0.1893	15.8		$0.2255	$0.2017	11.8
Average Passenger Trip Length (miles)	300	373	(19.5)		290	359	(19.2)
Number of Flights	13,846	13,863	(0.1)		27,344	28,042	(2.5)
Into-plane Fuel Cost per Gallon	$1.273	$0.997	27.7		$1.238	$1.086	14.0
Full-time Equivalent Employees at
End of Period	723	556	29.9		723	556	29.9
Aircraft in Service at End of Period	22	25	(12.0)		22	25	(12.0)

(1) Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Total Cost per Total ASM, Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.